Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus, of our report dated March 27, 2025, with respect to the consolidated financial statements of Inhibikase Therapeutics, Inc. and Subsidiary as of December 31, 2024 and 2023, and for the years then ended which report is included in the Annual Report on Form 10-K of Inhibikase Therapeutics, Inc. for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP
Holmdel, New Jersey
June 20, 2025